                                                                    EXHIBIT 21.1


                            SCHEDULE OF SUBSIDIARIES


ENTEX Information Services of Michigan, Inc.

Erlanger Land Company, Inc.

ENTEX Services, Inc.

ENTEX Information Services of Colorado, Inc.

ENTEX Information Services International, Ltd.

FCP Technologies, Inc.

Servicios Informacion de ENTEX S.R.L.